Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 23, 2018
Registration Statement Nos. 333-205778 and 333-205778-09

**PX DETAILS** $1.202bn+ Toyota Auto Receivables 2018-A Owner Trust

Joint Leads:  MUFG (str.), RBC and Societe Generale
Co-Managers:  BMO, Fifth Third and Unicredit

PRINCIPAL	OFFERED		WAL
CLS	AMT($mm)	AMT($mm)	(YR)	M/S	L.FIN	BENCH	SPD	YLD	CPN	PRICE
A2A	468.680	445.246	1.05	Aaa/AAA	10/20	EDSF	+7	2.119%	2.10%	99.98978
A2B	126.320	120.004	1.05	Aaa/AAA	10/20	1mL	+7			100.00000
A3	518.000	492.100	2.25	Aaa/AAA	05/22	IntS	+9	2.362%	2.35%	99.99885
A4	153.250	145.587	3.44	Aaa/AAA	05/23	IntS	+14	2.534%	2.52%	99.99745

Transaction Details -
*	Ticker: TAOT 2018-A	*	ERISA Eligible: Yes
*	Registration: SEC Registered/Public	*	Expected Pxg: PRICED
*	Expected Ratings: M/S	*	Expected Settle: 01/31/2018
*	Min Denoms: $1K x $1K	*	First Pay: 03/15/2018
*	Bill & Deliver: MUFG

CUSIPs & ISINs -
A2A	89238BAB8	US89238BAB80
A2B	89238BAC6	US89238BAC63
A3	89238BAD4	US89238BAD47
A4	89238BAE2	US89238BAE20

Available Information:
*    Preliminary Prospectus and FWP (Attached)
*    Intex CDI File (Attached)
*    Intex Dealname: mittaot2018-a                     Password: 2Y2J

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, TOYOTA AUTO FINANCE RECEIVABLES LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-649-6848.